UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2010

NPC International, Inc.
(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation)	333-138338 (Commission File Number)	48-0817298 (I.R.S. Employer Identification No.)

7300 West 129th Street
Overland Park, Kansas 66213
(Address of principal executive office)(Zip Code)

(913) 327-5555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement

On August 11, 2010, NPC International, Inc. (the “Company” or “our”) entered into a Participant Joinder Agreement ("Joinder Agreement") with McLane Foodservice, Inc., a Texas corporation (“Distributor”).  Under the Joinder Agreement, the Company agreed to be bound by a Master Distribution Agreement (the “Distribution Agreement”) effective as of January 1, 2011 between the Distributor and the Unified Foodservice Purchasing Co-op, LLC, a Kentucky limited liability company (“UFPC”). The UFPC entered into the Distribution Agreement for and on behalf of itself and all YUM! Brands, Inc. (“YUM!”) retail operators executing a Joinder Agreement, which includes the Company as a franchisee of Pizza Hut restaurants.

The Distribution Agreement requires exclusive purchasing from the Distributor for substantially all inventory used and sold within our stores, subject to YUM!’s standards and specifications.  The Distribution Agreement will replace a similar expiring agreement with the Distributor.  The Distribution Agreement takes effect on January 1, 2011 for an initial term ending December 31, 2016 (the “Initial Term”); however, the Distribution Agreement will automatically renew for successive one year terms (each a “Renewal Term”) unless either party provides the other party written notice of non-renewal of at least 90 days prior to the termination of the Initial Term or the then current Renewal Term.

The Distribution Agreement specifies the prices and terms for purchases of  inventory items.  Payment for all items delivered to the Company by the Distributor must be paid within a 30 day term, however, the Company is eligible to receive a discount for prompt payment of invoices.

The foregoing is a summary of the terms of the Joinder Agreement and the Distribution Agreement, and does not purport to be a complete discussion of these agreements. Accordingly, the foregoing is qualified in its entirety by reference to the Joinder Agreement and the Distribution Agreement, which, subject to any confidential treatment requested, will be filed as exhibits to the registrant's Quarterly Report on Form 10-Q for the thirteen weeks ended September 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NPC INTERNATIONAL, INC.

By:	/s/ Troy D. Cook
Name Troy D. Cook
Title Chief Financial Officer

Date: August 17, 2010